UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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HENRY SCHEIN, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Excerpts from May 3, 2016 Earnings Call

The following are excerpts from Henry Schein, Inc.’s (the “Company”) May 3, 2016 earnings call presented by Stanley M. Bergman, Chairman of the Board and Chief Executive Officer of the Company:

I would also like to comment on some upcoming changes that we anticipate with respect to Henry Schein’s Board of Directors that are noted in our current proxy statement and will be voted on at our May 31st annual meeting of stockholders. We have proposed the addition of two new directors to take the seats of two long-serving directors who will be retiring from our Board.

.   .   .

We are fortunate to have two new director nominees on the proxy who will bring excellent and complementary skills to our Board.

The first is Joseph Herring, whose career in healthcare spans more than 35 years. He served as CEO of Covance for more than a decade, up through the acquisition by LabCorp about a year ago. Earlier in his career, Joseph held very senior leadership positions with Caremark International and American Hospital Supply. Upon his election to the Henry Schein Board, Joe will bring to Henry Schein comprehensive knowledge on pharmaceuticals, management, sales and, of course, experience in growing fast growth companies.

Kurt Kuehn is our second board nominee. Kurt spent his entire career at United Postal Service [Mr. Bergman intended to refer to United Parcel Service], and served as the UPS CFO for eight years, through his retirement last year. At UPS, Kurt also had leadership roles in sales and marketing, engineering, operations and strategic cost planning. Clearly Kurt is an expert in distribution logistics, as well as corporate finance and accounting and was part of the UPS successful transition from a pure transportation company to a logistics company that has an enormous array of value-added services. We look forward to the many talents he will bring to Henry Schein.

So welcome Joe and Kurt to the proxy and trust they will be elected overwhelmingly in May.